For the period ended:  1/31/98
File number:  811-6334

                          SUB-ITEM 77C
           Submission of Matters to a Vote of Security
                             Holders

                             EXHIBIT

     A  Special Meeting of Shareholders was called
for   January  23,  1998.   At  such  meeting  the
shareholders approved the following proposal:

     1.   To  approve  an Agreement  and  Plan  of
          Reorganization whereby all of the assets
          of  BlackRock  Government  Income  Trust
          will   be  transferred  to  the   Short-
          Intermediate    Term   Series    (Short-
          Intermediate Term Series) of  Prudential
          Government Securities Trust in  exchange
          for   Class  A  shares  of  the   Short-
          Intermediate   Term   Series   and   the
          assumption  by  Short-Intermediate  Term
          Series of all of the liabilities, if any, of BlackRock Trust.

          For                 Against                  Abstain
          1,420,266           27,233                   93,895